EXHIBIT 99.1

SENOMYX TO COLLABORATE WITH FIRMENICH FOR COMMERCIAL DEVELOPMENT OF ITS

S6973 SUCROSE ENHANCER IN BEVERAGE APPLICATIONS

* Exclusive worldwide license covers use of S6973 in instant and ready-to-drink milk, tea, and coffee beverages

* S6973 has demonstrated the ability to reduce up to 50% of the sucrose in a variety of products while maintaining the taste of natural sugar

SAN DIEGO, CA — October 25, 2010 — Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary technologies to discover and develop novel flavor ingredients for the food, beverage, and ingredient supply industries, announced today that its collaborative agreement with Firmenich SA regarding the research, development, and commercialization of sweet enhancers has been expanded to include commercial development of S6973, Senomyx’s novel enhancer of sucrose, for specific beverage applications.  Earlier in the year Firmenich, the world’s largest privately-owned fragrance and flavor company, made a decision to proceed with commercial development of S6973 for virtually all food product categories and in select powdered beverages.  The amended agreement provides Firmenich with an exclusive worldwide license for commercialization of S6973 for use in instant and ready-to-drink milk, tea and coffee beverages, and also converts Firmenich’s license for use of S6973 in powdered beverages from co-exclusive to exclusive.  In return, Senomyx will receive an additional license fee, incremental milestone payments and minimum annual royalties, as well as royalties on sales of S6973 for use in the additional product categories.

“We believe that selecting Firmenich as our partner for these additional categories provides Senomyx with the best opportunity to accelerate commercialization and maximize commercial revenue for S6973,” said Kent Snyder, Chief Executive Officer of the Company.  “We have been impressed by Firmenich’s progress with S6973 in the food product categories, including their efforts in product development, manufacturing scale-up, and demonstrations with key clients.  We look forward to the commercial launch of S6973 in 2011.”

S6973 is a unique enhancer of sucrose that has demonstrated the ability to reduce up to 50% of the sucrose in a variety of products while maintaining the taste of natural sugar.  Senomyx has received Generally Recognized As Safe (GRAS) determination for the use of S6973 in a large number of food products, as well as milk and other dairy products, instant and ready-to-drink coffee and tea categories, and imitation dairy products such as non-dairy creamers and whiteners.  The GRAS regulatory designation allows usage in the U.S. and in numerous other countries.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  The Company has product discovery and development collaborations with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the capabilities and potential uses of Senomyx’s flavor ingredients; Firmenich’s plans to proceed with commercial development of S6973; the anticipated timing of commercial launch of S6973; Firmenich’s ability to manufacture and commercialize products incorporating Senomyx’s flavor ingredients for use in foods and beverages; Senomyx’s right to receive milestones and royalties under its agreements with Firmenich; and the speed of commercialization, revenue potential and market acceptance of sweet enhancing flavor ingredients. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on Firmenich for all of Senomyx’s revenue associated with the commercialization of S6973; Senomyx is dependent on its current and any future product discovery and development collaborators to manufacture, develop and commercialize any flavor ingredients Senomyx may discover; Firmenich may not be able to manufacture S6973 under required specifications or in sufficient quantities to meet commercial requirements; S6973 may not be useful or cost-effective for formulation into products; Senomyx or Firmenich may be unable to obtain and maintain the regulatory approvals required for novel flavor ingredients to be incorporated into products that are sold; products that incorporate Senomyx flavor ingredients may never be commercially successful; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Vice President, Investor Relations & Corporate Communications

858-646-8369

gwen.rosenberg@senomyx.com

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